EXHIBIT 23
                                                               ----------




           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


   We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Newell Rubbermaid Inc. Employee Stock Purchase Plan of our reports dated February 8, 2006, with respect to the consolidated financial statements and schedule of Newell Rubbermaid Inc., Newell Rubbermaid Inc. management's assess-ment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Newell Rubbermaid Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.




                                                 /s/  Ernst & Young LLP

   Chicago, Illinois

   June 13, 2006